Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES REPORTS FISCAL 2010 SECOND QUARTER FINANCIAL RESULTS

Bay Shore, NY – March 11, 2010 -- Del Global Technologies Corp. (OTCBB: DGTC) (“Del Global” or “the Company”) today announced financial results for its fiscal 2010 second quarter and six months ended January 30, 2010.

Highlights
•    FY 2010 second quarter sales from continuing operations were $18.1 million, up 15% from the prior year period
•    FY 2010 second quarter net income from continuing operations improved to $1.2 million, or $ .05 per share
•    Del Medical Imaging business was sold on November 24, 2009

John J. Quicke, Del Global’s President and Chief Executive Officer, commented “In spite of a continuing sluggish economy, we are pleased with the sales and earnings for the quarter from our Medical and Power businesses. Both of these businesses continue to pursue operating improvements through lean manufacturing initiatives. In addition, our effort to complete the transition of the Del Medical business to a new owner and wind down our investment is proceeding better than we planned. We remain cautious about the international economic recovery and its impact on our Medical business.”

FY 2010 2nd QUARTER FINANCIAL RESULTS

Consolidated net sales of $18.1 million for the second quarter of fiscal 2010 reflect an increase of $2.4 million or 15.1% from fiscal 2009 second quarter net sales of $15.7 million due to increased sales in our Medical Systems Group in fiscal 2010. The Medical Systems Group’s second quarter fiscal 2010 sales of $14.9 million were $2.5 million or 19.6% higher than the prior year’s second quarter with increases primarily due to increased international customer orders. Sales at the Power Conversion Group during the second quarter of fiscal 2010 were $3.1 million, comparable to sales in the prior year period.

Consolidated gross margin as a percent of sales was 26.8% for the second quarter of fiscal 2010, compared to 28.0% in the second quarter of fiscal 2009. For the Medical Systems Group, the gross margin of 24.6% in the second quarter of fiscal 2010 was lower than the gross margin of 25.5% in the second quarter of fiscal 2009 and the Power Conversion Group’s gross margin for the second quarter of fiscal 2010 was 37.4%, versus 38.0% in the prior year second quarter, reflecting changes in the product mix for the period.

Total operating expenses decreased $2.5 million to $2.9 million in the second quarter of fiscal 2010 from $5.4 million for the same period in the prior fiscal year. This decrease was primarily due to a $2.5 million litigation settlement for a legal settlement with a former employee during the second quarter of fiscal 2009. Research and development expenses in the second quarter of fiscal 2010 of $0.5 million were comparable to the same period in the prior year.

The total operating income for the second quarter of fiscal 2010 was $2.0 million compared to an operating loss of $1.0 million in the comparable prior year period. Operating income at the Medical Systems Group for the second quarter of fiscal 2010 was $1.6 million compared with operating income of $1.2 million in the same period of the prior year. The Power Conversion Group generated operating income of $0.5 million in the second quarter of fiscal 2010, a decrease over the comparable prior year period of $0.6 million. Unallocated corporate expenses for the second quarter of fiscal 2010 totaled $0.2 million compared to $2.8 million in the comparable period in the prior year. Fiscal 2009 unallocated corporate expenses included $2.5 million in litigation settlement costs.

For the second quarter of fiscal 2010, consolidated net income was $1.2 million or $0.05 per diluted share, compared to a net loss of $1.8 million, or $0.08, in the second quarter of fiscal 2009.

DISCONTINUED OPERATIONS

On November 24, 2009, the Company consummated the sale of certain assets and product lines of its Del Medical Imaging Corp. wholly- owned subsidiary (“DMI”), to an affiliate of U.M.G. Inc. (“UMG” or “Acquiror”). This business represented the US imaging business and was part of the Company’s Medical Systems Group. This decision does not include or impact the operations of the Company’s Villa subsidiary, which will make up the whole of the Medical Systems Group going forward.

Pursuant to the agreement, the Acquiror (i) assumed all of the Company’s and DMI’s post-closing obligations in connection with the Company’s lease of its facilities in Roselle, Illinois, (the Company remains secondarily liable on the lease obligation), (ii) accepted DMI’s inventory related to the DMI business on a consignment basis, (iii) hired select DMI employees, (iv) indemnified the Company for potential employee severance obligations and (v) assumed other liabilities of the business, including outstanding warranty obligations.

The discontinued operations results in the second quarter of fiscal 2010 reflects a $0.3 million loss from operations on sales of $1.9 million and $0.3 million favorable adjustment to the amount expected to be realized from the assets sold. The discontinued operations in the second quarter of fiscal 2009 reported a net loss from operations of $0.1 million on sales of $9.1 million.

BACKLOG

The consolidated backlog at January 31, 2010 was $12.3 million compared to the backlog at August 1, 2009 of approximately $10.6 million. The Medical System segment’s backlog was approximately the same as at August 1, 2009. The backlog in the Power Conversion Group of $6.2 million reflects an increase of $1.7 million from levels at the beginning of the fiscal year. Customer quote activity for the Power business has been very strong. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global’s balance sheet at January 30, 2010 reflected working capital of $19.8 million, which included $5.9 million of cash and cash equivalents. In the aggregate, Del Global had approximately $11.5 million of borrowing availability under its Italian revolving credit facilities. The Company’s net cash (cash and equivalents net of debt) was $2.6 million at January 30, 2010, compared to net debt (debt net of cash and equivalents) of $3.5 million at August 1, 2009.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiary the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP.:
John J. Quicke
Chief Executive Officer

Mark A. Zorko
Chief Financial Officer
(631) 231-6400

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009

Net Sales	$18,058	$15,681	$29,640	$29,901
Cost of Sales	13,212	11,288	22,219	21,800

Gross Margin	4,846	4,393	7,421	8,101

Selling, General and Administrative	2,347	2,405	4,575	4,692
Research and Development	532	507	975	996
Litigation settlement	-	2,500	-	2,500
Total Operating Expenses	2,879	5,412	5,550	8,188

Operating Income (Loss)	1,967	(1,019)	1,871	(87)
Interest Expense, Net	(19)	(46)	(349)	(101)
Other Expense	(22)	(135)	(45)	(68)

Net Income (Loss) Before Income Tax Provision	1,750	(1,200)	1,477	(256)
Income Tax Provision	577	550	703	946
Net Income (Loss) from Continuing Operations	1,173	(1,750)	774	(1,202)
Net Income (Loss) from Discontinued Operations	28	(50)	(3,075)	(1,207)

Net Income (Loss)	$1,201	$(1,800)	$(2,301)	$(2,409)

Net Income (Loss) per Basic Share	$0.05	$(0.08)	$(0.10)	$(0.10)

Weighted Average Shares Outstanding	22,718	23,460	22,718	23,853

Net Income (Loss) per Diluted Share	$0.05	$(0.08)	$(0.10)	$(0.10)

Weighted Average Shares Outstanding	22,718	23,460	22,718	23,853

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In thousands, except per share data)

(Unaudited)

ASSETS

CURRENT ASSETS:	January 30, 2010	August 1, 2009
Cash and cash equivalents	$5,937	$7,983
Trade receivables, net	17,355	18,043
Inventories	10,876	16,004
Prepaid expenses and other current assets	1,814	1,719
Total current assets	35,982	43,749

NON-CURRENT ASSETS:

Property plant and equipment, net	5,781	6,305
Deferred income taxes	589	611
Goodwill	4,526	4,526
Other assets	26	71
Total non-current assets	10,992	11,513
TOTAL ASSETS	$46,904	$55,262

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving loan	$78	$7,492
Current portion of long-term debt	1,707	1,653
Accounts payable - trade	9,250	7,304
Accrued expenses	5,142	5,239

Total current liabilities	16,177	21,688

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	1,577	2,385
Other long-term liabilities	2,418	2,561

Total non-current liabilities	3,995	4,946
Total liabilities	20,172	26,634

SHAREHOLDERS' EQUITY:
Total shareholders' equity	26,732	28,628
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$46,904	$55,262